UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 31, 2018

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32657	98-0363970
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

(441) 292-1510

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers.

On December 31, 2018, Nabors Industries Limited (“Nabors Bermuda”) and Nabors Industries, Inc. (“Nabors Delaware”) entered into a sixth amendment to the executive employment agreement with Anthony G. Petrello, Chairman, President and Chief Executive Officer of each of Nabors Bermuda and Nabors Delaware (the “Petrello Amendment”). The Petrello Amendment provides for the following: (i) a reduction of the annual rate of base salary payable under Mr. Petrello’s employment agreement from $1.75 million per year to $1.575 million per year for an interim period commencing as of the first pay period for fiscal year 2019 and ending on the end of the last pay period for fiscal year 2019; (ii) if Total Shareholder Return is negative at the end of the Performance Period with respect to a TSR Award, the number of shares that may vest with respect to such TSR Award shall not exceed the number of shares that would vest if the performance goals with respect to Total Shareholder Return set forth in the applicable award agreement were achieved at Target Performance; and (iii) any TSR Shares that remain unvested at the time of a Change in Control shall become fully vested upon such Change in Control as if the performance goals with respect to Total Shareholder Return set forth in the applicable award agreement were achieved at maximum levels.

Also on December 31, 2018, Nabors Bermuda and Nabors Delaware entered into a fifth amendment to the executive employment agreement with William Restrepo, Chief Financial Officer of each of Nabors Bermuda and Nabors Delaware (the “Restrepo Amendment”). The Restrepo Amendment provides for the following: (i) if Total Shareholder Return is negative at the end of the Performance Period with respect to a TSR Award, the number of shares that may vest with respect to such TSR Award shall not exceed the number of shares that would vest if the performance goals with respect to Total Shareholder Return set forth in the applicable award agreement were achieved at Target Performance; and (ii) any TSR Shares that remain unvested at the time of a Change in Control shall become fully vested upon such Change in Control as if the performance goals with respect to Total Shareholder Return set forth in the applicable award agreement were achieved at maximum levels.

Finally, also on December 31, 2018, the Compensation Committee of Nabors Bermuda (the “Committee”) approved a transaction pursuant to which Mr. Petrello forfeited awards granted to him on January 2, 2018, consisting of an aggregate of 848,142 restricted shares having a grant date fair value of approximately $4.0 million (calculated using the Monte Carlo valuation method), which would have been eligible to vest at the end of a three-year performance period based on the relative total shareholder return of Nabors Bermuda common shares as compared to a peer group of companies over such period the (“2018 TSR Shares”).  In exchange for such forfeiture, Mr. Petrello received an award of 750 restricted shares, having a grant date fair value of $1,500, that vests in equal installments on the first three anniversaries of the date of grant.

The cap on the award of TSR Shares in the Amendments was in response to shareholder comments regarding best governance practices. Mr. Petrello initiated the exchange of his 2018 TSR Shares with a grant date value of approximately $4.0 million for $1,500 in time-based restricted shares to reduce his total compensation for 2018. Additionally, as he has done in the past, Mr. Petrello reduced his base salary as part of an initiative to support cost reductions for 2019.

The descriptions above of the Petrello Amendment and the Restrepo Amendment (together, the “Amendments”) are qualified in their entirety by reference to the Amendments, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference herein. All capitalized terms used but not defined in the foregoing descriptions of the Amendments have the meanings given such terms in the respective employment agreements, as amended, of Messrs. Petrello and Restrepo.

Item 9.01                                           Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Sixth Amendment to Executive Employment Agreement, dated December 31, 2018, among Nabors Industries Ltd., Nabors Industries, Inc. and Anthony G. Petrello.

10.2	Fifth Amendment to Executive Employment Agreement, dated December 31, 2018, among Nabors Industries Ltd., Nabors Industries, Inc. and William Restrepo.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABORS INDUSTRIES LTD.

Date: January 4, 2019	By:	/s/Mark D. Andrews
Mark D. Andrews
Corporate Secretary